Exhibit 99.1

Poore Brothers Reports First Quarter 2006 Financial Results

GOODYEAR, Ariz. – April 27, 2006 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the first quarter ended April 1, 2006.

Net revenues for the first quarter of fiscal 2006 were $17.6 million, 6% above last year’s first quarter net revenues of $16.6 million. Net income was $0.1 million, or $0.00 per basic and diluted share, compared to net income of $0.2 million, or $0.01 per basic and diluted share last year. Net revenue growth was primarily attributable to T.G.I. Friday’s® snacks, Boulder Canyon Natural Foods™ snacks and Cinnabon® cookies, offset by a slight decline from Poore Brothers® snacks. The net income decline resulted from increased trade spending, stock option expensing and higher raw material costs offset by reduced selling, general and administrative costs and a $0.3 million pre-tax reversal of a fourth quarter 2005 Cinnabon® cookie unsaleable reserve.

Mr. Eric J. Kufel, Chief Executive Officer, commented, “We are in the midst of implementing significant changes throughout the Poore Brothers organization. Since the beginning of the year we have taken multiple actions to improve our operating capabilities and profitability. Specifically, we reduced trade spending from second half 2005 levels, executed price increases across nearly all company brands, implemented selling, general and administrative cost reductions, led trade spending and product development process improvements and streamlined and strengthened the management team.

“We are implementing a strategy that emphasizes profitable growth by leveraging existing brands and available manufacturing capacity. We intend to launch unique new products under the T.G.I. Friday’s®, Poore Brothers®, and Boulder Canyon Natural Foods™ brands, several of which are better-for-you snacks. The Company is also in development work on Panda Express® and Cinnabon® products, which we believe will result in a diverse pipeline of new snack food concepts that we intend to test in late 2006 and throughout 2007,” continued Mr. Kufel.

Recently, the Company began test marketing a Hispanic-targeted snack chip under a developmental license leveraging the Clamato® brand, a leading beverage amongst Hispanic consumers. This niche product is currently being tested in the vending channel.

Mr. Kufel concluded, “While pleased with the early progress of our initiatives to increase Poore Brothers profitability, we recognize meaningful growth in shareholder value will come from building brands that generate consistent long-term revenue and profit growth. While we continue to seek acquisitions, our immediate focus is improving profitability by leveraging our existing family of Intensely Different™ brands, excess manufacturing capacity, strong balance sheet and an organization committed to improving shareholder value.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Eric Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	April 1, 2006	March 26, 2005
	(unaudited)	(unaudited)
Net revenue	$17,595,248	$16,556,875
Cost of revenue	14,497,539	13,169,025
Gross profit	3,097,709	3,387,850
Selling, general & administrative expenses	3,016,343	3,047,797
Operating income	81,366	340,053
Interest income (expense), net	40,817	1,299
Income before income tax provision	122,183	341,352
Income tax provision	54,019	133,000
Net income	$68,164	$208,352

Earnings per common share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01
Weighted average number of common shares:
Basic	20,073,111	19,647,561
Diluted	20,097,237	19,854,440

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 1, 2006	December 31, 2005
	(unaudited)	(unaudited)
Current assets	$21,002,542	$21,411,795
Property and equipment, net	9,908,040	10,109,654
Other assets, net	10,280,661	10,282,120
Total assets	$41,191,243	$41,803,569

Current liabilities	$6,757,235	$7,522,523
Long-term debt	1,668,821	1,681,432
Other long-term liabilities	2,261,707	2,356,757
Total liabilities	10,687,763	11,560,712
Shareholders’ equity	30,503,480	30,242,857
Total liabilities and shareholders’ equity	$41,191,243	$41,803,569

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended
	April 1, 2006	March 26, 2005
	(unaudited)	(unaudited)
Net cash flows from operating activities	$(187,575)	$1,216,110
Net cash flows from investing activities	(110,781)	(183,700)
Net cash flows from financing activities	(21,541)	(233,611)
Net increase (decrease) in cash	(319,897)	798,799
Cash and cash equivalents at beginning of period	9,695,245	9,675,490
Cash and cash equivalents at end of period	$9,375,348	$10,474,289